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Exhibit 10.10

EMPLOYMENT AGREEMENT

Effective this, 11 day of August, 2006

By and Between

PARADIGM GEOPHYSICAL CORP.

(Hereinafter the "Company")

of the first part

and

Jean-Claude Dulac

(Hereinafter the "Executive")

Of the second part

        WHEREAS the Company desires to employ the Executive on the terms and conditions set forth in this Agreement and the Executive desires to enter into such employment; and

        WHEREAS the Executive represents that he has the requisite skills and training to render the services required by the Company;

        NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties, the parties to this Agreement agree as follows:

1.
DUTIES AND RESPONSIBILITIES

        1.1   Position: The Executive shall serve as the Executive Vice President & Chief Architect of the Company. Executive also shall participate in the activities of the Management Board but not be a member of the Management Board, The Company reserves the right to change Executive's duties and positions during the term of this contract. The parties acknowledge and agree that a change in title or office in which the Executive may serve during the term of this Agreement and any extensions shall not affect the other terms and conditions of this Agreement. During the term of this Agreement, the Executive shall report to and take work direction from the President of the Company or such other person or committee of persons as may from time to time be appointed by the President or the Board of Directors of the Company (the "Board") to supervise the Executive.

        1.2   In holding such office, the Executive shall have the powers, responsibilities and accountabilities incidental to such office.

        1.3   During the term of this Agreement, the Executive

          (a)   shall devote his working time and best efforts to the business and affairs of the Company and the performance of his duties hereunder on a full-time basis, and

          (b)   shall not engage in or be associated with, directly or indirectly, any competitive businesses, duties or pursuits without the prior written approval of the Board.

2.
TERM AND TERMINATION

        2.1   This Agreement and the employment relationship between the parties shall commence as of the date hereof (the "Hire Date") and shall continue for three years from the Hire Date (the "Initial Term") unless terminated as provided in this Agreement. After the expiration of the Initial Term of this

Agreement, the Agreement shall automatically renew for recurring one year terms unless either party provides thirty days notice to the contrary prior to the expiration of the Initial Term.

        2.2   Dismissal With Cause: The Company shall have the right to terminate the employment of Executive at any time for "Cause" as determined by the President in consultation with the Board, by giving the Executive notice of termination for Cause. In such event, the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

        2.3   The term "Cause" shall mean

          (a)   Executive's failure to perform the duties required of him as reasonably determined by the President or the Board (other than for the reasons stated in section 2.6 below) and after thirty days written notice of the specific failure, Executive fails adequately to correct the failure as reasonably determined by the President or the Board;

          (b)   Executive's breach of any material provision of this Agreement;

          (c)   Executive's violation of any rule, policy, or practice of the Company, and after thirty days written notice of the specific violation, Executive fails adequately to correct the violation; or

          (d)   Executive's intentional misconduct, fraud, gross negligence, conviction or plea of guilty to the commission of a felony, or other similar conduct.

        If the Company terminates Executive's employment for Cause, Executive shall be entitled only to the pro rata salary through the date of such termination and no other compensation (except for those compensation and benefits vested per plan terms), and all future compensation and benefit accrual shall cease.

        2.4   Resignation: The Executive is fully committed to working for the Company for a minimum of twenty-four (24) months (the "Minimum Commitment"). After the Minimum Commitment, Executive may terminate this Agreement by providing three months' written notice to the Company. The Executive acknowledges and the Executive and Company agree that the provisions of Article 5 apply in the event of a resignation under this paragraph.

        2.5   Dismissal Without Cause: The Company may terminate the Executive's employment for any reason that is not "Cause" with thirty days notice, and in such instance shall pay Executive "Severance Pay," Severance Pay shall be the greater of the following: (a) one year of Base Salary, or (b) equivalent to the Base Salary for the remainder of the Initial Term of this Agreement had Executive's employment not been terminated. The Company may pay Severance Pay in a lump sum within thirty days following Executive's termination or may pay Severance Pay in monthly installments commencing thirty days following Executive's termination, at the Company's sole discretion. The Company shall have no further obligations to compensate the Executive during the period of Severance Pay other than paying accrued but unused vacation upon termination, continuing to accrue benefits up to the date of termination, and reimbursement for expenses as provided in Section 3.7. The Company shall have the right to discontinue Severance Pay or seek return of a pro rata share of Severance Pay paid in a lump sum for any violation of Article 5 below or for any reason stated in section 2.3(d) above.

        2.6   Death/Disability: In the event that the Executive dies or becomes unable to perform his duties hereunder by reason of mental or physical disorder or injury for a period exceeding ninety (90) days, then, at the Company may terminate this Agreement by giving of written notice to such effect by the Company to the Executive or his heirs. The Executive or the Executive's heirs shall be entitled to Executive's pro rata salary through the date of such notice, but the Executive or Executive's heirs shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Executive by the date of such termination.

3.
COMPENSATION AND BENEFITS

        3.1   Base Salary: From the commencement of employment as set out in Section 2.1, the Company shall pay the Executive as compensation for the employment services provided an annual gross salary of $221,000.00, payable in semi-monthly installments in arrears on or about the 15th and last day of each calendar month ("Base Salary"). The Company shall increase the annual gross salary to the rate of $281,000 after the first commercial purchase of INGRID. As used within this Agreement all dollar amounts, unless specifically indicated to the contrary, shall be expressed in the lawful currency of the United States of America.

        3.2   Such compensation shall be comprehensive and all-inclusive in that it shall be deemed to include all fringe benefits and other compensation whatsoever other than in respect of the compensation and benefits specifically identified below. The Executive shall not be entitled to any further compensation or reimbursement of expenses in connection with the discharge of his responsibilities hereunder, unless and only to the extent that such additional compensation or reimbursable expenses are expressly provided for under this Agreement or are incurred in the line of normal business travel.

        3.3   Bonus Plan: Executive shall receive an annual bonus based on a potential of 40% of Base Salary at the sole discretion of the Company. For 2006, 70% of the bonus will be based on achievement of the Earth Decision Sciences EBITDA target and 30% of the bonus will be based on the achievement of the Company's 2006 EBITDA target. The Executive is eligible to receive a bonus pro rated for the Executive's Base Salary at Paradigm for 2006.

        3.4   Benefits: The Executive shall receive the Company's standard benefits package during employment with the Company under the terms and conditions applicable to other employees subject to the terms of the applicable plans. The benefits package currently includes medical, dental, vision, life, flexible spending, prescription drug coverage, AD&D, short- and long-term disability insurance, etc. Executive also shall be immediately eligible to participate in the Company's 401(k) plan. The current Company match is 50% of an employee's contribution (pre-tax), up to a maximum employee contribution of 6% of base salary plus any commissions/bonus to the maximum allowed by the IRS. For benefits and seniority purposes, the Company will recognize Executive's past employment history with EDS as employment with the Company.

        3.5   Vacation: The Executive shall be entitled to a paid annual vacation of 20 working days during each calendar year of employment with half that amount available in 2006. If Executive does not use all vacation during a calendar year or by the time of termination of employment, such unused vacation, or the value thereof, shall be dealt with in accordance with the Company's policy and practice on payment in lieu of vacation at the time.

        3.6   Taxes: The Company shall withhold or charge the Executive with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by him and in respect of all other benefits of his employment ("Benefit Withholdings") and such with Benefit Withholdings shall be remitted to the appropriate taxing or other authorities on behalf of the Executive.

        3.7   Expenses: The Company will reimburse the Executive for reasonable out of pocket expenses incurred by the Executive on behalf of the Company in accordance with the Company's normal practice for reimbursement of expenses to senior executives of the Company.

        3.8   Offset. In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of employment shall be offset by any amounts to which the Executive otherwise may be entitled under any and all benefit plans, severance plans, voluntary payments, and policies of the Company, or its affiliates, or amounts Executive owes the Company or its affiliates at the time of termination.

        3.9   Salary Increases. Executive shall be eligible for salary increases from time to time along with other executives of the Company based on individual and corporate performance. The amount and timing of increases shall be at the sole discretion of the Board.

4.
CONFIDENTIALITY

        4.1   Executive agrees not, either during employment with the Company or at any time thereafter, except as required by the Company, to use, publish, disclose, appropriate or communicate, directly or indirectly, any information related to the following that Executive, in any way, has acquired or may acquire during, or by reason of, his employment with the Company: (i) the research, development, patent and copyright development and licensing thereof, trade secrets, inventions, formulas, designs, drawings, specifications and engineering, laboratory analysis, production processes, or equipment of the Company or any of its affiliated companies (collectively the "Paradigm Group"); (ii) the Paradigm Group's marketing techniques, price lists, pricing policies, sales, service, costs, business method, formula, product specifications, planning; (iii) the names of the Paradigm Group's customers and their representatives, customer services, or the type, quantity and specifications of products purchased by or from customers; (iv) the Paradigm Group's employees and the terms and conditions of their employment with the Paradigm Group; (v) the Paradigm Group's computer techniques, programs and software, or (vi) any other confidential or proprietary information of the Paradigm Group or the Paradigm Group's customers, suppliers, vendors, investors, partners, or other third parties that cannot be obtained readily by the public (collective the "Confidential Information"). Executive acknowledges and agrees that all Confidential Information is valuable proprietary information of the Paradigm Group, and that it is solely due to his employment with the Company that he has or will come into contact with the Confidential Information. Executive understands the importance of his obligation of confidentiality and acknowledges that the use or disclosure of Confidential Information could be damaging to the Paradigm Group's business operations, particularly if such disclosure is by or to a competitor, customer or vendor.

        4.2   The Executive shall refrain, both during and after his employment, from publishing any oral or written statements about the Company, any subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

5.
COMPETITION AND SOLICITATION

        5.1   Executive acknowledges that the Paradigm Group is providing Executive with access to Confidential Information. In order to protect the Confidential Information described above, and in consideration for Executive's receiving access to this Confidential Information, the restriction on the Company's right to terminate the employment of Executive as stated in article 2 above, the right to compensation and benefits upon certain terminations as provided in article 2, and receiving other compensation provided in this Agreement and the associated corporate transaction, the Company and Executive agree that the Executive shall not, without the prior written consent of the Company,

          (a)   during the Agreement, and in the event employment is terminated: (i) by the Company for any reason that is not Cause, the period for which Severance Pay is paid after Executive's termination; (ii) by the Company for Cause, the period which ends on the later of July 4, 2011 or two years after the termination date, whichever is longer; or (iii) by Executive's resignation, the period that ends on July 4, 2011 or two years after resignation, whichever is longer

          (b)   either individually, or in partnership, or jointly in conjunction with any person, as principal, agent, employee, shareholder (other than a holding of shares listed on a United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be connected with or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in or concerned with or interested in any business or venture carrying on business that is engaged in any activities involving

            (1)   products or services similar, related or alternative or actual services or products then produced, developed or intended to be developed by the Paradigm Group, or

            (2)   information, processes, technology or equipment that is similar, related, or alternative to information, processes, technology or equipment in which the Paradigm Group then has a proprietary interest.

          (c)   This restriction applies to any business or venture operating or conducting business in any location in which the Company has done business in the last twelve (12) months of the Executive's employment with the Company.

          (d)   Executive agrees that this provision defining the scope of activities constituting competition with the Company is narrow and reasonable for the following reasons: (i) Executive is free to seek employment with other companies providing products and services that do not directly or indirectly compete with any business of the Company and (ii) Executive is free to seek employment with other companies in the energy business that do not directly or indirectly compete with any business of the Company, such as oil & gas exploration companies that do not produce products and services for commercial sale that compete with the Company's products and services.

        5.2   Non-Solicitation of Customers. Executive acknowledge that his position involves working with Confidential Information including identifying, developing, using, and protecting new Confidential Information in the future. Therefore, in exchange for access to such Confidential Information, the restriction on the Company's right to terminate the employment of Executive as stated in article 2 above, the right to compensation and benefits upon certain terminations as provided in article 2, and receiving other compensation provided in this Agreement and the associated corporate transaction, Executive agrees, during the Agreement, and in the event employment is terminated: (i) by the Company for any reason that is not Cause, the period for which Severance Pay is paid after Executive's termination; (ii) by the Company for Cause, the period which ends on the later of July 4, 2011 or two years after the termination date, whichever is longer; or (iii) by Executive's resignation, the period that ends on July 4, 2011 or two years after resignation, whichever is longer, not to call on, service, or solicit competing business from customers of the Paradigm Group with whom Executive (i) had or made contact, or (ii) had access to information and files regarding, during the last twelve (12) months of the Executive's employment. These restrictions are limited to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing

        5.3   Hiring and Solicitation of Employees: The Executive agrees and undertakes that during the Agreement, and in the event employment is terminated: (i) by the Company for any reason that is not Cause, the period for which Severance Pay is paid after Executive's termination; (ii) by the Company for Cause, the period which ends on the later of July 4, 2011 or two years after the termination date, whichever is longer; or (iii) by Executive's resignation, the period that ends on July 4, 2011 or two years after resignation, whichever is longer, he will not, in or on association with any business in which he is carrying on business as principal, agent, employee, shareholder (other than a holding of shares listed on a United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever, for any purpose or in any place, hire away or induce, coerce, counsel or entice any employee employed by the Paradigm Group on such date or employed at any time in the preceding twelve (12) months, to leave his/her employment with the Paradigm Group, nor shall the Executive, during the Agreement, and in the event employment is terminated: (i) by the Company for any reason that is not Cause, the period for which Severance Pay is paid after Executive's termination; (ii) by the Company for Cause, the period which ends on the later of July 4, 2011 or two years after the termination date, whichever is longer; or (iii) by Executive's resignation, the period that ends on July 4, 2011 or two years after resignation, whichever is longer, cause, suggest, recommend, entice or command any other person to so do.

        5.4   The Executive agrees that all restrictions in this Article are reasonable, valid and do not go beyond what is necessary to protect the interests of the Paradigm Group, and all defenses to the strict enforcement thereof by the Paradigm Group are hereby waived by the Executive. The provisions of this Article are only intended to safeguard against the Executive participating in competitive endeavors against the Paradigm Group and shall not in any way restrict or limit the Executive from being engaged in other employment and businesses that are not in competition with the Paradigm Group.

        5.5   If any term contained in Sections 4.1, 4.2, 5.1, 5.2, or 5.3 are for any reason held to be excessively broad with regard to time, scope of activity or geographic period, that term shall be construed in a manner to enable it to be enforced to the maximum extent compatible with applicable law, The Executive's obligations under Sections 4.1, 4.2, 5.1, 5.2, and 5.3 survive the termination of employment or the termination of this Agreement.

6.
INVENTIONS

        6.1   Without additional compensation or consideration, Executive hereby assigns and will in the future assign to the Company, waives and will in the future waive and acknowledges and will in the future acknowledge the Company's full and exclusive ownership of intellectual property rights, including any moral right, both foreign and domestic, relating to all inventions, improvements, mask works, discoveries or works, whether or not capable of being patented or copyrighted, which Executive may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others during the term of this Agreement.

        6.2   Executive will promptly disclose and describe to the Company all inventions which Executive may solely or jointly conceive, develop, or reduce to practice during the term of this Agreement (i) which relate to the Company business or to actual or demonstrably anticipated research or development undertaken by the Company, (ii) which are developed in whole or in part on Company time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from the Executive's performance of his duties for the Company under this Agreement. Executive agrees to assign and does hereby assign to the Company or its designee(s) all of Executive's right, title and interest worldwide in such inventions and in all intellectual property rights based upon such inventions.

        6.3   Executive will, at the Company's expense, assist in preparation and registration of patents and all other intellectual property in favor of the Company in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. Executive agrees to perform this obligation during and after the term of this Agreement.

        6.4   In further consideration for the covenants contained in this Agreement and the Share Purchase Agreement between Executive and the Company or an affiliate of the Company, and on behalf of his heirs and assigns, for all time, Executive hereby waives and agrees not to assert any and all claims Executive has or might have to the ownership or any interest in any intellectual property, including, without limitations, both foreign and domestic, relating to all inventions, improvements, copyrights, software, discoveries works, or trade secrets, whether or not capable of being patented or copyrighted, which Executive has or may have conceived, made, developed, authored, or worked on, in whole or in part, independently or jointly with others, which relate in whole or in part to the Company's current or future business, or can be useful in the Company's current or future business in any manner. In particular, Executive agrees that Executive will not assert any ownership rights to any computer code used in GOCAD or INGRID software, or any other software that is being developed or used in whole or in part in any product or service sold or licensed by the Company, This Section 6.4 will survive termination of this Agreement,

        6.5   Further, to the extent Executive is called upon by the Company, Executive agrees to assist the Company to help secure ownership in intellectual property, or to help defend it against all claims that seek to divest the Company of intellectual property rights.

7.
WARRANTIES

        7.1   The Executive represents and warrants that on the date hereof he is free to be employed by the Company upon the terms contained in this Agreement and that there is no employment contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder.

        7.2   The Executive represents and warrants that he will not use during the course of his employment with the Company any trade secrets or proprietary information which is the property of the Executive's previous employer(s) in such a manner that may breach any confidentiality or other obligation the Executive may have with such former employer(s).

8.
GENERAL PROVISIONS

        8.1   This Agreement shall not be amended, modified or varied by any oral agreement or representation or otherwise than by written instrument executed by both parties and their duly authorized representatives.

        8.2   No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

        8.3   If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and, if any such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

        8.4   The terms and conditions of this Agreement supersede those of all previous agreements and arrangements, either written or oral, relating to the subject hereof. Article and section headings contained in this Agreement are provided for convenience and reference only, and do not define or effect the meaning, construction, or scope of any of the provisions of this Agreement. Executive and the Company agree that this Agreement shall become null and void if the purchase of EDS by the Company (including its affiliates) is not completed.

        8.5   This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company's prior written consent.

        8.6   This Agreement shall endure to the benefit of the Company's successors and assigns.

        8.7   Each notice and/or demand given by one party pursuant to this Agreement may be given in writing and shall be sent by certified mail to the Company at Two Memorial Plaza, 820 Gessner, Houston, TX 77024, with attention to the President of the Company and to Executive at his last address on file with the Company, and such notice and/or demand shall be deemed given at the expiration of seven (7) days from the date of mailing by certified mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by certified mail to the other party.

        8.8   It is hereby agreed between the parties that the laws of Texas shall apply to this Agreement. The prevailing party in any litigation related to this Agreement shall be entitled to recover, in addition to any other relief available, its attorneys fees and related expenses.

        IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year first above written.

The Executive
/s/ JEAN-CLAUDE DULAC
Jean-Claude Dulac

PARADIGM GEOPHYSICAL CORP.
By:	/s/ JOHN W. GIBSON

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EMPLOYMENT AGREEMENT